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                     INDEPENDENT ACCOUNTANT'S REVIEW REPORT         EXHIBIT 99.1

To the Board of Directors and Audit Committee
Security Associates International, Inc.
  And Subsidiaries
Arlington Heights, Illinois

We have reviewed the accompanying consolidated balance sheet of Security Associates International Inc. and Subsidiaries as of June 30, 2002, the related consolidated statements of income for the three month and six month periods ended June 30, 2002 and the related consolidated statement of cash flows for the six month period ended June 30, 2002. These consolidated financial statements are the responsibility of the Company's management. We did not make a similar review of the consolidated financial statements for the corresponding periods of the prior year (2001).

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements at June 30, 2002, and for the three and six month periods then ended for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to their consolidated interim financial statements and Note 2 to the consolidated annual financial statements for the year ended December 31, 2001 (not presented herein), the Company has suffered recurring losses from operations and has a net working capital deficiency. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 and Note 2 to the respective consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated balance sheet of Security Associates International, Inc. and Subsidiaries as of December 31, 2001, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended (not presented herein); were audited by other auditors whose report dated April 15, 2002 on those consolidated financial statements included an explanatory paragraph concerning matters that raise substantial doubt about the Company's ability to continue as a going concern.

                          /s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
September 6, 2002